Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 2013 relating to the consolidated financial statements of Altisource Residential Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the development stage of the Company) appearing in  the Annual Report on Form 10-K of Altisource Residential Corporation for the period June 7, 2012 (date of inception) to December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 30, 2013